June 16, 2008

George Tsafalas
c/o Suite 1220 - 666 Burrard Street
Vancouver, BC V6C 2X8

Dear Mr. Tsafalas:

Re: Change of Control Agreement

This letter will serve to confirm our agreement with respect to the settlement of any and all obligations which Park Place Energy Corp. (the "Company") may otherwise have to you in connection with your election to terminate the Consulting Agreement with the Company in accordance with the terms of the Change of the Control Agreement between yourself and the Company, said election as set forth in your letter of June 2, 2008.

In this regard we confirm that, in full and final satisfaction of any and all obligations which the Company may otherwise have to you as set forth above, the Company has agreed to issue to you 2,400,000 shares in the capital stock of the Company, such shares having a deemed price of $0.09 per share. We confirm that of the 2,400,000 shares, 1,000,000 have been registered under an S-8 Registration Statement and the balance are restricted shares under US Securities rules.

Accepting the above accurately details your understanding of our agreement in this regard, could you please execute this letter where indicate and return same at your earliest convenience.

PARK PLACE ENERGY CORP.

Per: "David Johnson"
Authorized Signatory

Acknowledged and agreed to this 16th day of June, 2008.

"George Tsafalas"
George Tsafalas